Exhibit 10.14

As of September 12, 2006

Mr. Wesley Coleman

3749 N.W. DeVoto Lane

Portland, Oregon 97229

Dear Mr. Coleman:

This letter (the “Agreement”) confirms the terms of your employment by The Walt Disney Company (“Disney”).

1.	Term

The term of your employment hereunder shall commence on October 2, 2006 and expire on October 1, 2009, unless earlier terminated as hereinafter provided (the “term”).

2.	Salary

In consideration for all rights and services provided by you hereunder, you shall receive an annual salary of $600,000 for the first year, $625,000 for the second year, and $650,000 for the third year of the term. Salary payments shall be made in equal installments in accordance with Disney’s then prevailing payroll policy.

3.	Bonus

(a) Commencing with Disney’s 2007 fiscal year, you shall be eligible to participate in Disney’s Management Incentive Bonus Program (or any successor plans thereto), subject to and in accordance with its terms. Bonus compensation thereunder, if any, shall be at the discretion of Disney. (For the avoidance of doubt, awards for fiscal year 2007, the first year of eligibility for you, are currently anticipated to be paid in January 2008.)

(b) In addition to the foregoing, you shall receive a special one-time signing bonus in the amount of $300,000 (less statutory withholdings) payable within ten business days following the later of (i) Disney’s receipt of this Agreement signed by you or (ii) your commencement of employment hereunder.

4.	Stock Program

(a) Disney shall recommend to the Compensation Committee (“Committee”) of its Board of Directors that you be granted:

(i) non-qualified stock options pursuant to a stock incentive plan of Disney to purchase 185,000 shares of common stock of Disney, it being understood that such options shall have an exercise price of 100% of fair market value of the common stock of Disney at the date of grant by the Committee (the “Grant Date”) and that such options shall vest at the rate of 50% on the second anniversary of the Grant Date and 25% on each of the third and fourth anniversaries of the Grant Date (subject to your continued employment by Disney and to the other provisions of the applicable stock incentive plan); and

(ii) 40,000 restricted stock units pursuant to a Disney stock incentive plan, it being understood that such restricted stock units shall be scheduled to vest at the rate of 50% on the second anniversary of the Grant Date and 50% on the fourth anniversary of the Grant Date (subject to your continued employment by Disney and to the other provisions of the applicable Disney stock incentive plan and of the restricted stock unit award).

(b) Commencing with Disney’s 2008 fiscal year (i.e., commencing with respect to awards currently anticipated to be made in January 2008), you shall be eligible to participate in Disney’s annual long-term incentive program for so long as the program remains in effect. However, there is no assurance that any future award will be made or, if made, that it will be of any particular magnitude, and the grant of any such award would in any event be at the sole discretion of Disney and may be subject to such terms and conditions (including performance-based vesting conditions) as the Committee in its sole discretion deems appropriate.

5.	Title

You are being employed hereunder with the title of Executive Vice President and Chief Human Resources Officer of Disney. In such capacity you shall report to the Chief Executive Officer of Disney, or the Chief Operating Officer, President or such other senior officer of Disney, as determined from time to time by the Chief Executive Officer.

6.	Duties

You shall personally and diligently perform, on a full-time and exclusive basis, such services as Disney or any of its subsidiaries may reasonably require provided they are not inconsistent with your title and position as hereinabove provided (unless voluntarily accepted by you). You shall observe all lawful rules and regulations adopted by Disney in connection with the operation of its business, including but not limited to the standards and policies set forth in “The Walt Disney Company and Associated Companies Standards of Business Conduct” booklet, and carry out to the best of your ability all instructions of Disney.

7.	Expenses

To the extent you incur necessary and reasonable business expenses, including, without limitation, expenses for travel (including first class air travel in accordance with Disney’s policies as in effect from time to time) and entertainment in the course of your employment, you shall be reimbursed for such expenses, subject to Disney’s then current policies regarding reimbursement of such business expenses.

8.	Automobile

Disney will provide for your use of an automobile pursuant to Disney’s standard policy as in effect from time to time for persons in comparable positions with Disney. Disney’s current policy includes the option of an automobile allowance of $940.00 per month, less statutory withholdings. Should you choose the auto allowance, you will be responsible for the costs of purchasing or leasing an automobile as well as for paying all costs related to such automobile, including without limitation maintenance, registration costs, fuel and insurance. Notwithstanding the foregoing, Disney shall have, at its sole option, the right to change its current automobile policy at any time and from time to time.

9.	Other Benefits

(a) You shall be entitled to those benefits that are standard from time to time for persons in comparable executive positions with Disney (excluding, however, for the avoidance of doubt, participation by you in Disney’s Family Income Assurance Plan). You shall be eligible to receive financial counseling services pursuant to Disney’s executive financial counseling program as in effect from time to time.

(b) In connection with your current relocation to the Los Angeles area, you shall be entitled to relocation assistance in accordance with, and subject to, Disney’s policies and practices. Attached hereto is a summary of relocation benefits applicable to you and a copy of a related “Disney Relocation Agreement” required to be signed by you as a condition to receiving relocation benefits.

10.	Protection of Disney’s Interests

(a) During the term of your employment by Disney you will not compete in any manner, directly or indirectly, whether as a principal, employee, agent or owner, with Disney or any affiliate thereof, except that the foregoing will not prevent you from holding at any time less than 5% of the outstanding capital stock of any company whose stock is publicly traded.

(b) To the extent permitted by law, all rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the term of your employment or resulting from your services shall be deemed to be a work made for hire and shall be the sole and exclusive property of Disney. You agree to execute, acknowledge and deliver to Disney at Disney’s request, such further documents as Disney finds appropriate to evidence Disney’s rights in such property. Any confidential and/or proprietary information of Disney or any affiliate thereof shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment (or as required by law, or by any administrative equivalent to a judicial subpoena or legal power of compulsion, to respond to any demand for any such confidential and/or proprietary information from any court, governmental entity or governmental agency, provided that if you are so required to respond, you agree to provide Disney with prompt notice thereof so that Disney may seek a protective order or other appropriate remedy), and upon expiration or earlier termination of the term of your employment, you shall return to Disney all such information that exists in written or other physical form (and all copies thereof) under your control. Without limiting the generality of the foregoing, you acknowledge signing and delivering “The Walt Disney Company and Associated Companies Confidentiality Agreement” and you agree that all terms and conditions contained therein, and all of your obligations and commitments provided for therein, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

11.	Services Unique

You recognize that your services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services and the provisions of paragraph 10 hereof), Disney shall, in addition to all other remedies available to it, be entitled to equitable relief by way of injunction and any other legal or equitable remedies.

12.	Termination

(a) Disney may terminate your employment hereunder for:

(i) gross negligence,

(ii) misconduct,

(iii) nonfeasance in the performance of your duties hereunder,

(iv) material breach of this Agreement,

(v) your resignation or quitting or other termination (or purported termination) by you of your employment hereunder without the prior written consent of Disney, other than as a result of a material breach of this Agreement by Disney which is not cured pursuant to paragraph 12(d) hereof, or

(vi) other good cause,

subject, however (except in cases where the cause for termination is based on gross misconduct or is not in the reasonable opinion of Disney curable), to your failure to cure, within five (5) days of receipt by you of Disney’s written notice of intent to terminate, which notice shall identify the reason or cause for termination in reasonable detail. In the event of any such termination, all obligations of Disney hereunder shall immediately terminate, except for Disney’s obligation to pay salary through date of termination of employment, to reimburse all expenses incurred in accordance with the policies of Disney prior to termination of employment and to pay any amounts, and/or provide such accrued benefits to which you were unconditionally entitled at the time of termination under any employee welfare plans of Disney, it being understood that any such payment and/or provision of amounts and/or benefits shall be made subject to and in accordance with the terms of such plans.

(b) In the event of your death during the term hereof, this Agreement shall terminate and Disney shall only be obligated to pay your estate or legal representative the salary provided for herein to the extent earned by you prior to such event, to accord to your estate or legal representative such accrued benefits to which you were then unconditionally entitled at the time of such event under any employee welfare plans of Disney and to reimburse all expenses incurred prior to such event in accordance with the policies of Disney. In the event you are unable to perform the services required of you hereunder as a result of any disability, after reasonable accommodation by Disney, and such disability continues for a period of 90 or more consecutive days or an aggregate of 120 or more days during any 12-month period during the term hereof, then at any time thereafter Disney shall have the right, at its option, to terminate your employment hereunder. Unless and until so terminated, during any period of disability during which you are unable to perform the services required of you hereunder, your salary hereunder shall be payable to the extent of, and subject to, Disney’s policies and practices then in effect with regard to sick leave and disability benefits. In the event of termination as a result of disability this Agreement shall terminate and Disney shall only be obligated to pay you the salary provided for herein to the extent earned by you prior to such event, to accord to you such accrued benefits to which you were unconditionally entitled at the time of such termination under any employee welfare plans of Disney and to reimburse all expenses incurred prior to termination in accordance with the policies of Disney.

(c) In the event that Disney shall at any time terminate your employment hereunder prior to the scheduled expiration of this Agreement other than pursuant to paragraphs 12(a) or 12(b) hereof (i.e., other than “for cause”) or you shall at any time terminate your employment pursuant to paragraph 12(d) hereof, you shall be entitled to receive the following:

(i) salary earned but unpaid, if any, through the date of termination;

(ii) a lump-sum payment in an amount equal to the total salary payments to be paid to you for the one-year period immediately following the termination of your employment hereunder or, if the remainder of the term hereof is at the time of such termination less than one year, an amount equal to the then remaining salary payable to you hereunder from date of termination of employment through the originally scheduled expiration date hereof;

(iii) the right to exercise (to the extent not previously exercised) 50% of all of the stock options referred to in paragraph 4(a)(i) hereof, whether then vested or not, at any time during the three-month period following the date of your termination (it being understood, for the avoidance of doubt, that in the event of a termination to which this clause (iii) is applicable, the total number of shares acquired and/or acquirable by you pursuant to the exercise of the stock options referred to in paragraph 4(a)(i), including any shares acquired by you pursuant to any exercise thereof prior to the date of any such termination, shall be 92,500);

(iv) the immediate and full vesting (if not already vested) of the portion of the restricted stock unit award referred to in paragraph 4(a)(ii) which is scheduled to vest during the term hereof, which portion shall be paid to you promptly in accordance with the terms thereof (it being understood, for the avoidance of doubt, that the only portion of such restricted stock unit award which could become vested pursuant to this clause (iv) is the first 20,000 restricted stock units covered by such award which are scheduled to vest on the second anniversary date of the Grant Date);

(v) any amounts earned, unconditionally accrued or owing to you but not yet paid; and

(vi) other unconditionally accrued employee welfare benefits in accordance with applicable plans and programs of Disney applicable to you at the time of termination of your employment with Disney, it being understood that for the purposes of such plans and programs, all benefits shall be determined on the basis of the actual date of termination of your employment with Disney.

The amounts payable to you pursuant to this paragraph 12(c) shall be in full and complete satisfaction of your rights under this Agreement and of any and all other claims of any nature you may have in respect of your employment by Disney, and you acknowledge that such amounts are fair and reasonable, and your sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of your employment hereunder or any breach hereof by Disney or other claim against Disney relating to your employment. Payment of any amounts pursuant to this paragraph 12(c) shall be conditioned upon your execution of a full release of all claims, in form and substance satisfactory to Disney. You shall be under no obligation to seek other employment and there shall be no offset against amounts due you under this Agreement on account of any remuneration attributable to any subsequent employment.

(d) You shall have the right to terminate this Agreement, including your employment under this Agreement, upon twenty (20) business days’ prior written notice to Disney which shall specify in reasonable detail the basis for termination and which shall be given within sixty (60) days following the occurrence of any material breach of this Agreement by Disney, provided that Disney shall have twenty (20) business days after the date such notice has been given to it in which to cure the material breach specified in such notice and if so cured, the termination shall be nullified.

(e) You acknowledge that you have been provided by Disney with a copy of Section 508 of the Federal Communications Act of 1934, as amended, relating in part to receiving or paying consideration for product identification in television programs, that you are familiar with the provisions thereof and that you will fully comply therewith during the term of this Agreement. Without limiting the foregoing, however, and whether or not Section 508 is applicable to your activities, you agree that you will not, without Disney’s prior written consent, accept any compensation or gift, from any person, firm or corporation (other than Disney) where such compensation or gift is, or may reasonably appear to be, in consideration of your acting in a particular manner in relation to the business of such person, firm or corporation.

13.	Use of Employee’s Name

Disney shall have the right but not the obligation to use your name or likeness for any publicity or advertising purpose. Disney is under no obligation to accord you credit for any production.

14.	Assignment

Disney may assign this Agreement to Disney or to any entity that succeeds to a substantial portion of Disney’s assets or that Disney or its affiliates may own substantially, and this Agreement shall inure to the benefit of such assignee.

15.	No Conflict with Prior Agreements

You represent to Disney that neither your commencement of employment hereunder nor the performance of your duties hereunder conflicts with any contractual commitment on your part to any third party or violates or interferes with any rights of any third party.

16.	Post-Termination Obligations

After the termination of your employment hereunder for any reason whatsoever, you agree that you shall not either alone or jointly, with or on behalf of others, either directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of two years following such termination, solicit, encourage, facilitate or induce the employment or engagement of, or otherwise entice away from the employment of Disney or any affiliated entity, or participate, arrange or assist in, or provide advice, recommendation, approval or any other assistance with respect to, any such solicitation, encouragement, facilitation, inducement or enticement, either for your own account or for any other person, firm, company or entity, any person who is employed by Disney or any such affiliated entity, whether or not such person would commit any breach of his or her contract of employment by reason of his or her leaving the service of Disney or any affiliated entity, it being understood that notwithstanding the foregoing, nothing contained in this Agreement shall prevent you from merely approving, in the ordinary course, as required in order to fulfill your customary duties in any position you may have in the future as head of a business unit, division or department or other applicable business organization or subdivision thereof, the hiring of any person. You hereby acknowledge and agree that the restrictions set forth in this paragraph 16

(i) do not unreasonably restrict your ability to earn a livelihood or impose any hardship, and (ii) provide adequate and reasonable protection to you. You further agree that Disney would be immediately and irreparably harmed by any violation or threatened violation of this paragraph 16 and that, therefore, Disney shall be entitled to, in addition to all other remedies, a temporary and permanent injunction and/or decree for specific performance of the terms of this paragraph 16 without the necessity of demonstrating any actual damages, prohibiting you from any violation or threatened violation of this paragraph 16.

17.	Arbitration

The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement shall be submitted to final, binding and confidential arbitration before the Judicial Arbitration and Mediation Service (“JAMS”), or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party. The arbitration will be conducted in accordance with the provisions of JAMS’ Employment Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS and with one another in selecting an arbitrator from a JAMS’ panel of neutrals and in scheduling the arbitration proceedings. The parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs. The provisions of this paragraph 17 may be enforced by any court of competent jurisdiction, and the prevailing party in any dispute (as determined by the arbitrator) shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, incurred by such party in connection with the arbitration.

NOTICE: By signing this Agreement you are agreeing to have all disputes, claims or controversies arising out of or relating to this Agreement decided by neutral arbitration, and you are giving up any rights you might possess to have those matters litigated in a court or jury trial. By signing this Agreement you are giving up your judicial rights to discovery and appeal except to the extent that they are specifically provided for under this Agreement. If you refuse to submit to arbitration after agreeing to this provision, you may be compelled to arbitrate under federal or state law. Your agreement to this arbitration provision is voluntary. You acknowledge and agree that you have read and understand the foregoing.

18.	Entire Agreement; Amendments; Waiver, Etc.

(a) Except as otherwise expressly provided herein, this Agreement supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment, and no amendment or modification of this Agreement shall be binding against Disney or you unless set forth in a writing signed by Disney and you. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

(b) You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by Disney or any affiliate thereof in connection with your employment hereunder.

(c) Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. Without limiting the generality of the foregoing, in the event any compensation or other monies payable hereunder shall be in excess of the amount permitted by any statute, law, ordinance, regulation or wage guideline which may be in effect at any time or from time to time, payment of the maximum amount then allowed thereby shall constitute full compliance by Disney with the payment requirements of this Agreement, provided that if at any time it becomes permissible for Disney to make payments previously prohibited, Disney shall do so.

(d) This Agreement does not constitute a commitment of Disney with regard to your employment, express or implied, other than to the extent expressly provided for herein or incorporated herein by reference. Upon termination of this Agreement, it is the contemplation of both parties that your employment with Disney shall cease, and that neither Disney nor you shall have any obligation to the other with respect to continued employment. In the event that your employment continues for any period of time following the stated expiration date of this Agreement, unless and until agreed to in a new subscribed written document, such employment or any continuation thereof is “at will,” and may be terminated without obligation at any time by either party’s giving notice to the other.

(e) This Agreement shall be governed by and construed in accordance with the laws of the State of California. Employment hereunder is conditioned upon satisfactory proof of your identity and legal ability to work in the United States in accordance with the Immigration Reform and Control Act of 1986.

(f) To the extent permitted by law, you will keep the terms of this Agreement confidential, and you will not disclose any information concerning this Agreement to anyone other than your immediate family and professional representatives (provided they also agree in writing to keep the terms of this Agreement confidential).

19.	Notices

All notices that either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To Disney:	500 South Buena Vista Street
Burbank, California 91521
Attn: General Counsel

To you:	at the address shown for you on the first page hereof.

Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

20.	Headings

The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

If the foregoing accurately reflects our mutual agreement, please sign where indicated.

THE WALT DISNEY COMPANY

/s/ Wesley Coleman	By:	/s/ Alan N. Braverman
Wesley Coleman	Title:	Senior Executive Vice
President, General Counsel and Secretary

Date: September 13, 2006	Date: September 12, 2006

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